EXHIBIT 1

                                                                   PRESS RELEASE

                 MEDICAL INDUSTRIES OF AMERICA TERMINATES MERGER
                  AGREEMENT WITH PHYSICIAN HEALTH CORPORATION &
            SIGNS LETTER OF INTENT TO ACQUIRE SANTERA REHABILITATION

BOYNTON BEACH, FL - (BUSINESSWIRE) - SEPTEMBER 16, 1998 - Medical Industries of America, Inc. (NASDAQ:MIOA) announced today that it has terminated the merger agreement with Atlanta-based Physician Health Corporation (PHC) in accordance with the termination provisions of the Definitive Merger Agreement dated August 3, 1998. MIOA determined that consummating a merger with PHC at this time is not in the best interests of the Company and its shareholders.

Michael Morrell, Chairman and CEO of Medical Industries, stated, "We have spent a great deal of time with PHC in formulating this merger. However, the management of MIOA believes that it is in our interest at the present time to move forward separately, yet work on developing a joint venture relationship. MIOA intends to offer pain, sleep, rehabilitation, cardiac cath labs and air ambulance services to PHC and further assist them in the growth of their ancillary and physician practices."

Continuing, Morrell said, " We remain clearly focused in our intent to expand our ancillary services and to make intelligent acquisitions which are profitable and accretive to Medical Industries. As such, I am pleased to announce that we have identified Santera Rehabilitation as the next accretive acquisition for the Company."

The Company has entered into a formal Letter of Intent to acquire 100% of the outstanding common stock in Santera Rehabilitation, Inc., Santera, Inc. and the Kirby Group (collectively known as "Santera") all associated, privately-held companies. Santera conducts its business primarily through contracts with hospitals and assisted living facilities in Virginia, West Virginia, Georgia, Kentucky and Ohio. For the year ended December 31, 1997, Santera realized revenue in excess of $7 million with earnings of $1.7 million. The terms of the acquisition provide for Medical Industries to pay a total purchase price of $7,740,000, payable in 19% cash and 81% in restricted shares of MIOA common stock as follows: 50% at closing of the acquisition, and 50% over a three (3) year period. The installment payout is conditioned upon Santera realizing at least $1.9 million of pre-tax profits in each of the three (3) years. The selling shareholders of Santera are also entitled to receive a 20% earn-up for the first four (4) years following the closing of the transaction.

Concluding, Morrell added, "The acquisition of Santera further emphasizes Medical Industries' commitment to take advantage of all accretive and synergistic opportunities which present themselves to us. We fully expect to consistently report on-going profitability and without ever compromising our long term plan to emerge as a leader in the medical ancillary service industry. The Company expects to file a proxy statement with the SEC in connection with the Company's Annual Shareholder Meeting scheduled for late Fall."

                                   -CONTINUED-

MEDICAL INDUSTRIES OF AMERICA TERMINATES MERGER
AGREEMENT WITH PHYSICIAN HEALTH CORPORATION AND
SIGNS LETTER OF INTENT TO ACQUIRE SANTERA REHABILITATION
SEPTEMBER 16, 1998
PAGE 2

Medical Industries of America, Inc. operates medical ancillary services businesses and is expanding the delivery of diversified medical technologies, products and services. The Company provides diagnostic and therapeutic healthcare services to the surgical and medical community through its mobile cardiac catheterization services to hospitals, pain rehabilitation and sleep centers. The Company owns and operates an international air ambulance service and a pharmaceutical distribution business.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

                 FOR FURTHER INFORMATION, PLEASE CONTACT

MEDICAL INDUSTRIES OF AMERICA, INC.     CONTINENTAL CAPITAL & EQUITY CORPORATION
LINDA MOORE 561-737-2227                DODI ZIRKLE 407-682-2001
                                        DODI@INSIDEWALLSTREET.COM